Exhibit 99.1

Contacts:
Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
617-492-4040 ext. 310	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Reports Third-Quarter Results

Revenue Increases 48% from Acquisition and Continued Strong Organic Growth

CAMBRIDGE, MA, October 20, 2005 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services and energy-efficient MicroFridge® appliances to multi-unit housing locations, today announced its financial results for the third quarter ended September 30, 2005.

Mac-Gray reported record revenue in the third quarter of $65.6 million, an increase of 48% from 2004 third-quarter revenue of $44.2 million.  Net income for the quarter was $1.4 million, or $0.11 per diluted share, compared with third-quarter 2004 net income of $752,000, or $0.06 per diluted share.  Third-quarter 2005 net income includes a net gain on the termination of derivative instruments of $1.7 million and a charge for the early extinguishment of debt of $461,000.  Excluding these items, adjusted net income for the third quarter of 2005 was $789,000, or $0.06 per diluted share.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income, as reported, to adjusted net income.

For the third quarter, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA), as adjusted, grew $4.6 million, or 60%, to $12.3 million, up from $7.7 million in the third quarter of 2004.  The most significant reason for the increase was higher income from operations primarily associated with the January 2005 acquisition.

Please refer to Table 2, included at the end of this news release, for a reconciliation of net income, as reported, to EBITDA and EBITDA, as adjusted.

For the nine months ended September 30, 2005, Mac-Gray reported record revenue of $191.3 million, an increase of 44% from revenue of $133.0 million for the first nine months of 2004.  Net income for the first nine months of 2005 was $10.4 million, or $0.79 per diluted share, compared with $3.5 million, or $0.27 per diluted share, for the first nine months of 2004.  Excluding:

•                  the $1.7 million gain on the termination of derivative contracts, the $668,000 charge for the early extinguishment of debt and the $10.8 million pre-tax gain on real estate in the first nine months of 2005,

•                  the charge for early extinguishment of debt of $183,000 and the pre-tax gain on the non-recurring sale of assets of $1.2 million in the first nine months of 2004,

adjusted net income for the nine months ended September 30, 2005 was $3.7 million, or $0.28 per diluted share, compared with $2.9 million, or $0.22 per diluted share, for the comparable period in 2004, an increase of 28%.  For the nine months ended September 30, 2005, the Company’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA), as adjusted, grew $13.9 million, or 57%, to $38.4 million, up from $24.5 million for the nine months ended September 30, 2004.

Please refer to Tables 1 and 2, included at the end of this news release, for a reconciliation of net income, as reported, to adjusted net income, and EBITDA and EBITDA, as adjusted.

Comments on the Third Quarter

“Mac-Gray’s third-quarter results reflect the steady performance of our core laundry facilities business, which combined the contributions of the Western assets acquired in January 2005 with continued strong organic growth,” said Stewart MacDonald, Mac-Gray’s chairman and chief executive officer. “While the acquisition we made in January was largely responsible for our revenue increase, we generated organic growth of 4% in our pre-acquisition core business.  In virtually every one of our major markets, occupancy rates continued to improve in the third quarter, which drove greater equipment usage at many of the facilities we manage.

“Our third-quarter revenue was slightly affected by Hurricane Katrina.  The precise revenue impact of the storm in the quarter was minimal, as New Orleans is one of our five smallest metropolitan markets.  We are still assessing the effect of the hurricane on our field equipment, and eventually on the portfolio of contracts.

“Our Product Sales group delivered a mixed performance in the quarter.  Our Laundry Equipment Sales business continued its positive momentum, growing 27% in revenue year-over-year while achieving a 1% improvement in gross margin.  While quite steady on an annualized basis, this business, up 14% year-to-date compared with the same period last year, usually experiences significant differences on a quarterly basis, due to timing of sales.  Unfortunately, while our MicroFridge™ business also experienced significant sales growth in the quarter of 29%, and 11% year-to-date from the comparable periods last year, including a strong performance in the Academic sector, margins decreased 9% for the quarter and 7% year-to-date from the same periods a year ago.

“MicroFridge’s disappointing margin stemmed from a combination of factors.  Due to greater energy and fuel costs, freight expenses were up substantially year-over-year.  Handling and storage costs also increased as we are carrying more inventory to compensate for supply constraints.

“The lower MicroFridge margin created a drag on our consolidated earnings in the third quarter.  At the same time, several other items affected our bottom-line.  As a result of the successful bond financing we completed in August, we repaid our previous senior credit facility and incurred a $461,000 charge related to early extinguishment of debt.  We also chose to sell some interest rate protection instruments (swaps) we had purchased in January 2005 in connection with acquisition bank loans, which resulted in a gain of $1.7 million.  In addition, interest expense in the quarter was $1.8 million higher than the third quarter of 2004 and $346,000 higher than the second quarter of 2005.  The incremental borrowing for the January 2005 acquisition, as well as higher rates, caused this increase.

Business Outlook and Financial Guidance

“The outlook for the remainder of 2005 is positive.  Prospects for our laundry facilities management business remain bright as we capitalize on a healthy pipeline of internal growth opportunities and an improving apartment occupancy picture.  Our Intelligent Laundry Systems™ continues to open doors for us as well.  Our LaundryView™ product had a strong summer and leads the industry, having now been installed in approximately 10% of our academic accounts after only its second year.  The demand for this product continues to grow.

“On the Product Sales side, our primary objective will be to control and improve the margins in our MicroFridge business.  We are currently assessing our product sourcing, as well as implementing cost control initiatives, such as fuel surcharges to offset some of the increased freight expense.

“Our balance sheet remains strong, and was enhanced by our successful completion of a $150 million bond offering in August.  We now have an attractive fixed interest rate of 7.625% locked in for 10 years, and the proceeds from our bond financing have given us greater flexibility in considering potential acquisitions, as well as continuing internal growth,” concluded MacDonald.

Based on its nine-month results and current market conditions, Mac-Gray revised its previously announced guidance for the full-year 2005.  The revised ranges are set forth below:

•                  Revenue in the range of $250 million to $260 million, previously announced as $245 million to $260 million;

•                  Diluted earnings per share in the range of $0.85 to $0.90*, previously announced as $0.92 to $0.97*;

•                  Interest expense in the range of $11 million to $12 million, previously announced as $9 million to $12 million;

•                  An income tax rate of 42% to 43.5%;

•                  Depreciation and amortization in the range of $32 million to $33 million, previously announced as $30 million to $33 million; and

•                  Total capital expenditures in the range of $25 million to $26.5 million, previously announced as $22 million to $25 million.

* Full-year 2005 earnings of $0.85 to $0.90 per diluted share includes a one-time gain of $0.47 per diluted share relating to the sale of the Company’s Cambridge, Massachusetts headquarters, a one-time gain of $0.07 in connection with the termination of derivative instruments and a one-time charge of $0.01 for the early extinguishment of debt.

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to vacancy rates, no change in the number of shares outstanding in calculating earnings per share data and the earnings impact of the events referenced in this release. These estimates may be subject to fluctuations as a result of a number of factors, including the Company’s ability to service the increased debt incurred to finance the acquisition, as well as the risk that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues.  There can be no assurance that Mac-Gray’s actual results will not differ materially from the estimates set forth above.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, chief financial officer, will summarize the Company’s financial results, review business and operating highlights from the quarter, provide a business and financial outlook, and answer questions.  To hear a live broadcast of the call, log onto www.macgray.com or dial (719) 457-2622 or (800) 238-9007 prior to the call.

You can also access a replay of the conference call in the Investor Relations section of Mac-Gray’s website at www.macgray.com.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premises for a fixed term, which is generally seven to 10 years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray serves approximately 63,000 multi-housing laundry rooms located in 40 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division.  This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® also has entered into agreements with Maytag Corporation to market Maytag’s Magic Chef®, Amana® and Maytag® lines of home appliances under its MaytagDirect™ program throughout the United States.  MicroFridge® and Maytag® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry Solutions™, Intelligent Laundry Systems™, LaundryView™, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation.  MicroFridge® is a registered trademark of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s estimates of revenue, earnings, earnings per share, interest expense, income tax rate, depreciation and amortization expense, and capital expenditures for the full year 2005.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the effect of changes in multi-unit housing sector vacancy rates on the Company’s facilities management revenue, the impact of Hurricane Katrina on the Company’s equipment and operations, the effect of increased fuel costs on the Company’s margins, the Company’s ability to successfully integrate the acquired assets and operations of Web Service Company and service the increased debt incurred to finance the acquisition, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts; Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2005	2004	2005

Revenue	$44,247	$65,573	$133,018	$191,329
Cost of revenue:
Cost of route revenues	22,606	35,272	69,735	106,072
Depreciation and amortization	5,126	7,780	15,458	23,360
Cost of products sold	7,795	10,878	20,851	25,101
Total cost of revenue	35,527	53,930	106,044	154,533

Gross margin	8,720	11,643	26,974	36,796

Operating expenses:
Selling, general and administration expenses	6,389	7,417	18,876	22,771
Loss on early extinguishment of debt	—	461	183	668
Gain on sale of assets	(35)	(52)	(1,342)	(10,939)
Total operating expenses	6,354	7,826	17,717	12,500

Income from operations	2,366	3,817	9,257	24,296

Interest expense, net	1,060	2,899	3,183	7,724
Other income		(1,659)		(1,659)
Income before provision for income taxes	1,306	2,577	6,074	18,231
Provision for income taxes	554	1,141	2,606	7,793
Net income	$752	$1,436	$3,468	$10,438
Net income per common share – basic	$0.06	$0.11	$0.27	$0.81
Net income per common share – diluted	$0.06	$0.11	$0.27	$0.79
Weighted average common shares outstanding - basic	12,747	12,879	12,676	12,845
Weighted average common shares outstanding – diluted	13,114	13,351	13,059	13,240

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

	December 31, 2004	September 30, 2005
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,491	$14,455
Trade receivables, net of allowance for doubtful accounts	8,437	10,149
Inventory of finished goods	5,099	8,201
Prepaid expenses, facilities management rent and
other current assets	10,242	9,088
Total current assets	30,269	41,893
Property, plant and equipment, net	89,776	118,353
Goodwill	37,941	37,941
Intangible assets, net	33,950	115,271
Prepaid expenses, facilities management rent and other assets	10,394	13,070
Total assets	$202,330	$326,528

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6,103	$1,216
Trade accounts payable and accrued expenses	15,415	23,421
Accrued facilities management rent	10,685	14,586
Deferred revenues and deposits	803	848
Total current liabilities	33,006	40,071
Long-term debt and capital lease obligations	67,225	173,559
Deferred income taxes	25,464	25,277
Other liabilities	699	1,173
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock of Mac-Gray Corporation ($.01 par value, 5 million shares authorized, no shares outstanding)	—	—
Common stock of Mac-Gray Corporation ($.01 par value, 30 million shares authorized, 13,443,754 issued and 12,782,089 outstanding at December 31, 2004, and 13,443,754 issued and 12,908,967 outstanding at September 30, 2005)	134	134
Additional paid in capital	68,568	68,568
Accumulated other comprehensive income	822	322
Retained earnings	13,283	22,977
	82,807	92,001
Less: common stock in treasury, at cost (661,665 shares at December 31, 2004 and 534,787 shares at September 30, 2005)	(6,871)	(5,553)
Total stockholders’ equity	75,936	86,448
Total liabilities and stockholders’ equity	$202,330	$326,528

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income to Adjusted Net Income

(In thousands, except  per share amounts; Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2005	2004	2005

Net income, as reported	$752	$1,436	$3,468	$10,438

Income before provision for income taxes, as reported	$1,306	$2,577	$6,074	$18,231
Gain on non-reoccurring sale of assets	—	—	(1,218)	(10,767)
Gain related to derivative instruments	—	(1,659)	—	(1,659)
Loss on early extinguishment of debt	—	461	183	668
Income before provision for income taxes, as adjusted	1,306	1,379	5,039	6,473
Provision for income taxes, as adjusted	555	590	2,142	2,767

Net income, as adjusted	$751	$789	$2,897	$3,706

Diluted earnings per share, as adjusted	$0.06	$0.06	$0.22	$0.28

To supplement the Company’s unaudited consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income.  Management believes presentation of this measure is appropriate to enhance an overall understanding of our historical financial performance and future prospects.  Adjusted net income, which is adjusted to exclude certain gains and losses from the comparable GAAP net income, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

(In thousands; Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2005	2004	2005

Net income, as reported	$752	$1,436	$3,468	$10,438

Income before provision for income taxes, as reported	$1,306	$2,577	$6,074	$18,231
Gain on non-reoccurring sale of assets	—	—	(1,218)	(10,767)
Gain related to derivative instruments	—	(1,659)	—	(1,659)
Loss on early extinguishment of debt	—	461	183	668
Income before provision for income taxes, as adjusted	1,306	1,379	5,039	6,473
Provision for income taxes, as adjusted	555	590	2,142	2,767

Net income, as adjusted	751	789	2,897	3,706

Interest expense, net	1,060	2,899	3,183	7,724
Provision for income taxes, as adjusted	555	590	2,142	2,767
Depreciation and amortization	5,369	8,061	16,241	24,190

EBITDA	$7,735	$12,339	$24,463	$38,387

EBITDA is defined as net income before provision for income taxes, depreciation and amortization expense, and interest expense. Adjusted EBITDA is EBITDA further adjusted to exclude the items described in the table above. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA and Adjusted EBITDA are included because they are a basis upon which our management assesses our operating performance. EBITDA and Adjusted EBITDA are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income has limitations as an analytical tool, including the exclusion of interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally. Our management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. In addition, our measures of EBITDA and Adjusted EBITDA are different from those used in the covenants contained in our 2005 senior credit facilities and the indenture governing our 7 5/8% senior notes.